Exhibit 99.1
BioTime, Inc.	1301 Harbor Bay Parkway
Alameda, CA 94502
Tel: 510-521-3390
Fax: 510-521-3389
www.biotimeinc.com
www.embryome.com

BioTime CEO Dr. Michael West Announces the Launch of New Products and Discusses the State of the Stem Cell Industry under the Obama Administration at the Wisconsin Academy of Sciences, Arts, and Letters

ALAMEDA, CA, November 19, 2008 – BioTime, Inc. (OTCBB:BTIM) Chief Executive Officer Michael West, Ph.D. delivered the keynote presentation on Wednesday, November 19, at a meeting in Madison, Wisconsin commemorating the 10th anniversary of the publication describing the first derivation and culturing of human embryonic stem cells. Dr. West’s presentation is titled “Opportunities and Challenges of Commercializing Stem Cell Research.” The Wisconsin Academy, along with University of Wisconsin-Madison and the Wisconsin Alumni Research Foundation (WARF), hosted the two-day event titled “A Decade Celebrating Stem Cells: Changing the Face of Medicine Ten Years Later” to commemorate the publication of the first derivation of human embryonic stem cells and to examine future trends.

Dr. West’s presentation included a historical overview of the biotechnology industry, a description of historical trends in the industry of commercializing stem cell technology, and a discussion of future opportunities for the field. Dr. West discussed BioTime’s stem cell research program that is focused on opportunities for near-term revenues in the development and marketing of products derived from stem cells.

Dr. West announced the launch of ten new cell line products and presented data on their unique properties and potential utility in regenerative medicine. The molecular markers of these lines are consistent with varied types of human neural crest, mesodermal, and CNS progenitor cells that have promise for the treatment of numerous diseases such as cranial-facial, muscular, and neurological disorders. Information about these cell lines will be available online at www.embryome.com starting Monday, November 24, 2008, and the cells themselves are now available for purchase for research purposes only through the same website.

Lastly, Dr. West discussed federal policies relating to the industry of regenerative medicine. He announced an open letter to President-Elect Obama signed by 22 scientists and economists (including 19 Nobel laureates), urging the new Administration to make regenerative medicine, specifically, the cure of human disease, a national priority, similar in scope to the Kennedy Administration’s commitment to land a man on the moon within that decade. The text of the letter to President-Elect Obama is available online at www.biotimeinc.com.

About BioTime, Inc.

BioTime, headquartered in Alameda, California, develops blood plasma volume expanders, blood replacement solutions for hypothermic (low temperature) surgery, organ preservation solutions, and technology for use in surgery, emergency trauma treatment and other applications. BioTime's lead product Hextend is manufactured and distributed in the U.S. by Hospira, Inc. and in South Korea by CJ CheilJedang Corp. under exclusive licensing agreements.

BioTime has recently entered the field of regenerative medicine through its wholly owned subsidiary Embryome Sciences, Inc. where it plans to develop new medical and research products using embryonic stem cell technology. Additional information about BioTime can be found on the web at www.biotimeinc.com.  Hextend®, PentaLyte®, HetaCool®, EmbryomicsTM, ESpyTM, and ESpanTM, are trademarks of BioTime, Inc.

Forward-Looking Statements

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development and potential opportunities for the company and its subsidiary, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates,”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the company's business, particularly those mentioned in the cautionary statements found in the company's Securities and Exchange Commission filings. The company disclaims any intent or obligation to update these forward-looking statements.

Contact:
BioTime, Inc.

Judith Segall
jsegall@biotimemail.com
510-521-3390, ext. 301

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